Exhibit 10.31
ROCKWELL MEDICAL, INC.
AMENDED AND RESTATED
CLAWBACK POLICY
(THE “POLICY”)
Recoupment of Incentive-Based Compensation
It is the policy of Rockwell Medical, Inc. (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.
Policy Administration and Definitions
This Policy is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors, and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Standard 5608 adopted by The Nasdaq Stock Market to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).
For purposes of this Policy:
“Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.
Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.
“Covered Executive” means any “executive officer” of the Company as defined under Rule 10D-1.
“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy, all as determined pursuant to Rule 10D-1, and any transition period of less than nine months that is within or immediately following such three fiscal years.
If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined without regard to any taxes paid with respect to such compensation. The Company will maintain and will provide to The Nasdaq Stock Market documentation of all determinations and actions taken in complying with this Policy. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.
The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under The Nasdaq Stock Market listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.
Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy. The Company shall not indemnify any Covered Executive against the loss of any Incentive-Based Compensation pursuant to this Policy.

This Policy amends and restates in its entirety the Company’s Clawback Policy adopted March 23, 2017.

Consent to the Clawback Policy of
Rockwell Medical, Inc.
This agreement (“Agreement”) is made as of _________________, 20__ by and between Rockwell Medical, Inc., a Delaware corporation (the “Company”), and        (the “Executive”).
In exchange for any incentive compensation paid to the Executive and other good and valuable consideration, receipt of which is acknowledged, the parties hereby agree as follows:
1.     The Executive agrees to be bound fully by the terms of the Company’s Clawback Policy as in effect from time to time.
2.     In the event it is determined by the Board of Directors of the Company (or a committee thereof) that compensation or stock sale proceeds must be reimbursed by the Executive to the Company in accordance with the Clawback Policy, the Executive will promptly take any action necessary to effectuate such reimbursement.
3.     The Clawback Policy applies notwithstanding the terms of any plan, policy or agreement under which compensation is granted or the terms of any agreement to which the Executive is a party. This Agreement shall be deemed an amendment to any such agreement now in existence or executed in the future, in each case to the extent necessary to give full effect to the Clawback Policy.
4.     Any amendments to the Clawback Policy after the date hereof, including any amendments to comply with applicable law or stock exchange requirement, shall be applicable to the Executive. If the terms of the Clawback Policy and this Agreement conflict, the terms of the Clawback Policy shall prevail.
5.     The laws of the State of Delaware, without regard to its conflict of law provisions, shall govern the interpretation and validity of the provisions of this Agreement and all questions relating to this Agreement. This Agreement shall be binding on the Executive and his or her heirs, successors and legal representatives, and on the Company and its successors. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.
6.     This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and other communications, whether oral or written, pertaining to the subject matter hereof; and, except as provided in paragraph 4 above, this Agreement shall not be modified or amended except by written agreement of the Company and the Executive.
    IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement effective as of the day and year first above written.
_______________________                ROCKWELL MEDICAL, INC.
[Name of Executive]

By:
Name:
Title:
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